Exhibit 5.1

SIDLEY AUSTIN LLP
787 SEVENTH AVENUE
NEW YORK, NY 10019
+1 212 839 5300
+1 212 839 5599 FAX

AMERICA • ASIA PACIFIC • EUROPE

June 22, 2018

Starwood Property Trust, Inc.
591 West Putnam Avenue
Greenwich, CT 06830

Re:                             4.750% Senior Notes due 2025

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Starwood Property Trust, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $500,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2025 (the “New Notes”), which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 4.750% Senior Notes due 2025 (the “Old Notes”).  The Old Notes were, and the New Notes will be, issued under an Indenture dated as of December 4, 2017 (the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).  This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture (including the form of New Note) and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indenture and the issuance of Old Notes and the New Notes by the Company.  We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinion expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other assumptions, limitations and qualifications set forth herein, we are of the opinion that the New Notes will be valid and binding obligations of the Company under the laws of the State of New York when:

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(i)                                     the Registration Statement, as finally amended (if applicable), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and

(ii)                                  the New Notes shall have been duly executed by authorized officers of the Company and authenticated by the Trustee, all in accordance with the Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes, all in the manner contemplated by the Registration Statement and the prospectus forming a part thereof.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.  Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States of America or in a foreign currency.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance and delivery of the New Notes:

(1)                                 the performance by the Company of the Indenture and the issuance, delivery and performance by the Company of the New Notes will not (A) contravene or violate the organizational documents of the Company, (B) violate any law, rule or regulation applicable to the Company, (C) result in a default under or breach of any agreement or instrument binding upon the Company or any order, judgment or decree of any court or governmental authority applicable to the Company or (D) require any authorization, approval or other action by, or notice to or filing with, any court or governmental authority (other than such authorizations, approvals, actions, notices or filings which shall have been obtained or made, as the case may be, and which shall be in full force and effect); and

(2)                                 there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Indenture or the New Notes.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinion set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinion set forth herein, that (1) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and is and at all relevant times was and will be validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and has and at all relevant times had and will have full right, power and authority to execute, deliver and perform its obligations under such Instrument, (2) such Instrument has been duly authorized, executed and delivered by each party thereto and (3) such Instrument is and at all relevant times was and will be a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided, that we make no such assumption in clause (3) insofar as such assumption in clause (3) relates to the Company and is expressly covered by our opinion set forth above.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York).  We express no opinion as to the laws, rules or regulations of any other jurisdiction (including, without limitation, the laws of the State of Maryland or the federal laws of the United States of America), as to any state securities or blue sky laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP